Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-188389 and File No. 333-173017), the Registration Statements on Form S-8 (File No. 333-171838, File No. 333-181653, File No. 333-188390, and File No. 333-193982), and the proxy statement on Schedule 14A filed on December 3, 2013 (the “proxy statement”) of Parametric Sound Corporation of our report dated November 4, 2013, relating to the consolidated financial statements of VTB Holdings, Inc. for the year ended December 31, 2011, which is included in this Current Report on Form 8-K/A of Parametric Sound Corporation.

/s/BDO USA, LLP

New York, New York

March 28, 2014